                                                                EXHIBIT 10(c)

                                                                CREDIT AGREEMENT

______________________________________________________________________________
______________________________________________________________________________




                                CREDIT AGREEMENT

                            Dated as of July 1, 1996

                                    Between

                           Varsity Spirit Corporation
                                      and
                   Varsity Spirit Fashions and Supplies, Inc.
                                      and
                          Varsity/Intropa Tours, Inc.
                                       as

                                   Borrowers

                                      and

                               NATIONSBANK, N.A.

                                   as Lender

                                 U.S.$9,000,000




______________________________________________________________________________
______________________________________________________________________________

                               TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is for convenience of reference.

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.01. Basic Definitions                                           1
    SECTION 1.02. Additional Definitions                                      2


                                   ARTICLE II
                                     LOANS

    SECTION 2.01. Committed Loans                                             7
    SECTION 2.02. Intentionally Left Blank                                    7
    SECTION 2.03. Note                                                        8
    SECTION 2.04. Repayment of Loans                                          8
    SECTION 2.05. Interest                                                    8
    SECTION 2.06. Borrowing Procedure                                         8
    SECTION 2.07. Prepayments, Conversions, and Continuations of Loans        8
    SECTION 2.08. Minimum Amounts                                             9
    SECTION 2.09. Certain Notices                                             9
    SECTION 2.10. Use of Proceeds                                            10
    SECTION 2.11. Fees                                                       10
    SECTION 2.12. Computations                                               10
    SECTION 2.13. Reduction or Termination of Commitment                     10
    SECTION 2.14. Payments                                                   10
    SECTION 2.15. Mandatory Prepayment                                       10


                                  ARTICLE III
                            CHANGE IN CIRCUMSTANCES

    SECTION 3.01. Increased Cost and Reduced Return                          11
    SECTION 3.02. Limitation on Types of Loans                               12
    SECTION 3.03. Illegality                                                 12
    SECTION 3.04. Compensation                                               12
    SECTION 3.05  Taxes                                                      13


                                   ARTICLE IV
                                   CONDITIONS

    SECTION 4.01. Initial Loan                                               13
    SECTION 4.02. Each Loan                                                  14

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    SECTION 5.01.  Existence                                                 14
    SECTION 5.02.  Financial Statements                                      14
    SECTION 5.03.  Authorization; No Breach                                  14
    SECTION 5.04.  Litigation                                                15
    SECTION 5.05.  Enforceability                                            15
    SECTION 5.06.  Approvals                                                 15
    SECTION 5.07.  Disclosure                                                15


                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.01.  Information                                               15
    SECTION 6.02.  Current Ratio                                             16
    SECTION 6.03.  Minimum Tangible Net Worth                                16
    SECTION 6.04.  Maximum Funded Liabilities to Tangible Net Worth          17
    SECTION 6.05.  Maximum Funded Liabilities to Consolidated EBITDA Ratio   17
    SECTION 6.06.  Obligations                                               17


                                  ARTICLE VII
                                    DEFAULT

    SECTION 7.01.  Events of Default                                         17
    SECTION 7.02.  Remedies                                                  19


                                  ARTICLE VIII
                                 MISCELLANEOUS

    SECTION 8.01.  Expenses                                                  19
    SECTION 8.02.  Indemnification                                           19
    SECTION 8.03.  Right of Set-off.                                         20
    SECTION 8.04.  No Waiver; Cumulative Remedies                            20
    SECTION 8.05.  Successors and Assigns                                    20
    SECTION 8.06.  Amendments                                                20
    SECTION 8.07.  Notices                                                   21

    SECTION 8.08.  Counterparts                                              21
    SECTION 8.09.  Severability                                              21
    SECTION 8.10.  Controlling Agreement                                     21
    SECTION 8.11.  Survival                                                  21
    SECTION 8.12.  Governing Law                                             21
    SECTION 8.13.  WAIVER OF JURY TRIAL                                      22
    SECTION 8.14.  ENTIRE AGREEMENT                                          22


Exhibit A - Note

Exhibit B - Opinion of Counsel for the Loan Parties

                                CREDIT AGREEMENT


     CREDIT AGREEMENT (the "Agreement") dated as of July 1, 1996, between VARSITY SPIRIT CORPORATION, a Tennessee Corporation and VARSITY SPIRIT FASHIONS AND SUPPLIES, INC., a Tennessee Corporation and VARSITY/INTROPA TOURS, INC., a Tennessee company(the "Borrowers"), and NATIONSBANK, N.A., a national banking association (the "Bank").

     The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Basic Definitions. As used in this Agreement, the following terms have the following meanings:

           "Applicable Margin" means:

           (i) with respect to Base Rate Loans, Zero percent (0%);

           (ii) with respect to Eurodollar Loans, One percent (1%); and

           "Commitment" means the obligation of the Bank to make Committed Loans in an aggregate principal amount at any time outstanding up to but not exceeding $9,000,000, as the same may be reduced or terminated pursuant to this Agreement.

            "Fees" means:

           (ii) a commitment fee on the daily average unused amount of the Commitment from and including the date of this Agreement to but excluding the Termination Date, at the rate of One Eighth percent (.125%) per annum, payable on each Quarterly Date

            "Principal Office" means the office of the Bank located at One
            NationsBank Plaza, Fifth Floor   Nashville, TN  37239.

            "Termination Date" means June 30, 1997.









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




     SECTION 1.02. Additional Definitions. As used in this Agreement, the following terms have the following meanings.

           "Adjusted Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

           "Assessment Rate" means, for any day, the annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) which is payable by the Bank to the Federal Deposit Insurance Corporation (or any successor) for deposit insurance for Dollar time deposits with the Bank at its Principal Office as determined by the Bank

           "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

           "Base Rate Loans" means Loans that bear interest at rates based upon the Base Rate.

           "Business Day" means any day except a Saturday, Sunday, or other day on which banks in the State where the Principal Office is located are authorized by law to close and, if the applicable Business Day relates to Eurodollar Loans, on which commercial banks in London are open for international business (including dealings in Dollar deposits in the London interbank market).

           "Commitment" means the commitment by NationsBank, N.A. to make Loans to the Borrowers hereunder in the maximum principal amount of $9,000,000.

           "Committed Loans" has the meaning specified in Section 2.01.



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
           "Consolidated Depreciation and Amortization" means, for any period, the depreciation and amortization of the Borrowers and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

      "Consolidated EBITDA" means, with respect to any Person, the Consolidated Net Income of such Person for such period adjusted to exclude (to the extent included therein) (i) Consolidated Total Income Tax Expense, (ii) Consolidated Depreciation and Amortization, (iii) Consolidated Total Net Interest Expense and (iv) other non-cash charges or credits which increased or decreased Consolidated Net Income, in each case determined for such period on a consolidated basis for such person and its Subsidiaries in accordance with GAAP, except as otherwise specifically provided herein, and to subtract therefrom the amount of all cash payments, and to add thereto the amount of all cash receipts relating to non-cash charges or credits, as the case may be, made in any period after the Closing Date that do not relate to events that occurred prior to the Closing Date and were either (A) excluded as losses or gains in the calculation of Consolidated Net Income in any period after the Closing Date or (B) which were or would have been adjustments to Consolidated EBITDA as a result of clause (iv) above in any period after the Closing Date.

           ""Consolidated Total Income Tax Expense" means, for any period, the total income tax expense of the Borrowers and its Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP.

           "Consolidated Interest Income means, for any period, aggregate interest income for the Borrowers and its Subsidiaries for the period.

           "Consolidated Net Income" means, for any period, the net earnings (or loss) of the Borrowers and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, but excluding extraordinary items of gain or loss, all as determined in conformity with GAAP.

           "Consolidated Total Interest Expense" means, for any period, the total interest expense of the Borrowers and its Subsidiaries, for such period, on a consolidated basis determined in accordance with GAAP.

           "Consolidated Net Interest Expense" means, for any period, Consolidated Total Interest Expense less Consolidated Interest Income.

      "Continue", "Continuation", and "Continued" shall refer to a continuation pursuant to Section 2.07 of a Fixed Rate Loan as a Loan of the same Type from one Interest Period to the next Interest Period.

           "Convert", "Conversion", and "Converted" shall refer to the conversion pursuant to Section 2.07 or Article III of one Type of Loan into another Type of Loan.

           "Current Assets", shall mean all items which, in accordance with Generally Accepted Accounting Principles, would be classified as current assets on a consolidated balance sheet of the Borrowers and their subsidiaries.

           "Current Liabilities", shall mean all items which, in accordance with Generally Accepted Accounting Principles, would be classified as current liabilities on a consolidated balance sheet of the Borrowers and their subsidiaries.

           "Debtor Relief Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

           "Default" means an Event of Default or the occurrence of an event or condition that with notice or lapse of time or both would become an Event of Default.

           "Default Rate" means, with respect to any principal of any Loan or any other amount payable by the Borrowers under this Agreement or any other Loan Document that is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to two percent (2%) plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans (provided that, if the amount in default is principal of a Fixed Rate Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, two percent (2%) plus the interest rate for such Loan as provided in Section 2.05(b), as the case may be, and, thereafter, the rate provided for above in this definition).

           "Dollars" and "$" mean lawful money of the United States of America.

           "Eurodollar Loans" means Loans that bear interest at rates based upon the Adjusted Eurodollar Rate.

           "Event of Default" has the meaning specified in Section 7.01.

           "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

           "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

           "Financial Statements" means the financial statements of the Borrowers and the Subsidiaries most recently furnished to the Bank prior to the date of this Agreement.

           "Fixed Rate Loans" means Eurodollar Loans.

           "Funded Liabilities" means, at any date of determination, all Indebtedness of any Person that has an original maturity date in excess of one year.

           "Governmental Authority" means any nation or government, any state or political subdivision thereof, any central bank (or similar monetary or regulatory authority), and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

           "Indebtedness" as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases. which is capitalized on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether of not representing obligations for borrowed money, including, without limitation, any indebtedness evidenced by notes issued pursuant to note agreements or indentures, (iv) any obligation owed for all or any part of the deferred purchase price of property of services which purchase price is (x) due more than six months from the date of incurrence of the obligation in respect thereof, or (y) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any mortgage, pledge, Lien, security interest or vendor's interest under any conditional sale or other title retention agreement existing on any property of asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and, without duplication, all drafts drawn thereunder of (to the extent not theretofore reimbursed); provided, however, that Indebtedness shall not include (i) trade payables and accrued expenses, in each case arising in the ordinary course of business.

           "Intangible Assets" means:, as of the date of any determination thereof, the total amount of all assets of the Borrowers and their Subsidiaries consisting of goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with Generally Accepted Accounting Principles.

           "Interest Period" means:

           (i) with respect to any Eurodollar Loan, each period commencing on the date such Loan is made or Converted from a Loan of another Type or the last day of the next preceding Interest Period with respect to such Loan, and ending on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, as the Borrowers may select as provided in Section 2.09, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

      Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination

      Date; (c) no more than 5 Interest Periods for each Type of Fixed Rate Loan shall be in effect at the same time; and (d) no Interest Period for any Fixed Rate Loan shall have a duration of less than 1 month (in the case of Eurodollar Loans) and if the Interest
      Period for any Fixed Rate Loan would otherwise be a shorter period, such Loan shall not be available hereunder.

           "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance, of any kind to secure the payment, performance or discharge of any liability (as determined in accordance with GAAP) including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.

           "Loan Documents" means this Agreement, the Note, and all other documents, instruments, and agreements executed or delivered pursuant to or in connection with this Agreement, as the same may be amended, modified, renewed, extended, or supplemented.

           "Loan Party" means the Borrowers or any Person that guaranties or secures any or all of the Borrower's obligations under the Loan Documents.

           "Loans" means Committed Loans and Money Market Loans.

           "Material Adverse Effect" means a material adverse effect on (a) the properties, prospects, business, operations, financial condition, liabilities, or capitalization of the Borrowers and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to pay and perform its obligations under any Loan Document, or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Bank thereunder.

           "Note" has the meaning specified in Section 2.03.

           "Person" means any individual, corporation, company, joint venture, association, partnership, trust, unincorporated organization, Governmental Authority, or other entity.

           "Prime Rate" means the per annum rate of interest established from time to time by the Bank as its prime rate, which rate may not be the lowest rate of interest charged by the Bank to its customers.

           "Quarterly Date" means the last day of each March, June, September, and December of each year, the first of which shall be the first such day after the date of this Agreement.

           "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

           "Reserve Requirement" means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against (a) in the case of Eurodollar Loans, "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

           "Subsidiary" means, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Borrowers.

           "Tangible Net Worth" means, at any time, consolidated net shareholder's equity of the Borrowers determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis with no upward adjustments due to a revaluation of assets, minus all Intangible Assets of the Borrowers and their Subsidiaries and minus all amounts due from employees, officers, directors, shareholders and affiliates of the Borrowers and their Subsidiaries.

           "Type" means any type of Loan (i.e., Base Rate Loan, Eurodollar Loan, CD Loan, or Money Market Loan).

           "Unused Amount" means the Committed Amount minus the then outstanding principal amount of the Committed Loans.

                                   ARTICLE II

                                     LOANS

     SECTION 2.01. Committed Loans. Subject to the terms and conditions of this Agreement, the Bank agrees to make one or more loans ("Committed Loans") to the Borrower from time to time from and including the date hereof to but excluding the Termination Date, provided that

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

the aggregate principal amount of the Loans at any time outstanding shall not exceed the amount of the Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder the amount of the Commitment by means of Base Rate Loans and Eurodollar Loans.

     SECTION 2.02. [Intentionally Left Blank].

     SECTION 2.03. Note. The Loans made by the Bank shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated the date hereof, payable to the order of the Bank in a principal amount equal to the Commitment as originally in effect and otherwise duly completed (as from time to time amended, modified, renewed, or extended, the "Note").

     SECTION 2.04. Repayment of Loans. The Borrower shall pay to the Bank the outstanding principal amount of the Loans on or before the Termination Date.

     SECTION 2.05. Interest. The Borrower shall pay to the Bank interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

           (a) during the periods such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin;

           (b) during the periods such Loan is a Eurodollar Loan, the Adjusted Eurodollar Rate plus the Applicable Margin;

Notwithstanding the foregoing, the Borrower shall pay to the Bank interest at the Default Rate on any principal of any Loan and (to the fullest extent permitted by law) on any other amount payable by the Borrower under this Agreement or any other Loan Document which is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on the Loans shall be due and payable as follows: (i) in the case of Base Rate Loans, on each Quarterly Date; (ii) in the case of each Eurodollar Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period;
(iii) upon the payment or prepayment of any Loan or the Conversion of any Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, or Converted); and (iv) on the Termination Date; provided that interest payable at the Default Rate shall be payable from time to time on demand.

     SECTION 2.06. Borrowing Procedure. The Borrower shall give the Bank notice of each borrowing hereunder in accordance with Section 2.09. Not later than 2:00 p.m. (local time at the Principal Office) on the date specified for each borrowing hereunder, the Bank will make available the amount of the Loan to be made by it on such date to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Bank at the Principal Office or as otherwise directed by the Borrower.

     SECTION 2.07. Prepayments, Conversions, and Continuations of Loans. Subject to Section 2.08, the Borrower shall have the right from time to time to prepay the Loans, or to Convert all or part of a Loan of one Type into a Loan of another Type or to Continue Fixed Rate Loans of one Type as Fixed Rate Loans of the same Type, provided that: (a) the Borrower shall give the Bank notice of each such prepayment, Conversion, or Continuation as provided in Section 2.09, (b) Fixed Rate Loans may only be Converted on the last day of the Interest Period, and (c) except for Conversions into Base Rate Loans, no Conversions or Continuations shall be made while a Default has occurred and is continuing.

     SECTION 2.08. Minimum Amounts. Except for Conversions and prepayments pursuant to Section 2.15 and Article III, each borrowing, each Conversion, and each prepayment of principal of the Loans shall be in an amount at least equal to $100,000. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Fixed Rate Loans of the same Type having the same Interest Period shall be at least equal to $100,000.

     SECTION 2.09. Certain Notices. Notices by the Borrower to the Bank of a termination or reduction of the Commitment, of borrowings, Conversions, Continuations and optional prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 noon (Charlotte, North Carolina time ) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation, or prepayment or the first day of such Interest Period specified below:


                                      Number of Business
            Notice                        Days Prior
------------------------------        ------------------
Termination or reduction of
  Commitment                                  3

Borrowing or prepayment of,
  or Conversions into, Base
  Rate Loans                               same day


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

Borrowing or prepayment of,
  Conversions into,
  Continuations as, or
  duration of Interest Periods
  for, Eurodollar Loans                            3



Each such notice of termination or reduction shall specify the amount of the Commitment to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation, or optional prepayment shall specify (a) the amount and Type of the Loan to be borrowed, Converted, Continued, or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion), (b) the date of borrowing, Conversion, Continuation, or prepayment (which shall be a Business Day), and (c) in the case of a borrowing of a Fixed Rate Loan, Conversion, or Continuation, the duration of the Interest Period. In the event the Borrower fails to select the Type of Loan, or the duration of any Interest Period for any Fixed Rate Loan, within the time period and otherwise as provided in this Section 2.09, such Loan (if outstanding as a Fixed Rate Loan) will be automatically Converted into a Base Rate Loan on the last day of the preceding Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

     SECTION 2.10. Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for working capital in the ordinary course of business. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, U, T, or X of the Board of Governors of the Federal Reserve System.

     SECTION 2.11. Fees. The Borrower agrees to pay to the Bank the Fees as specified herein.
     (a) Commitment Fee The Borrower shall pay to the Bank on the daily average Unused Amount at a rate equal to .125% per annum of such Unused Amount.

     SECTION 2.12. Computations. Interest and Fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     SECTION 2.13. Reduction or Termination of Commitment. The Borrower shall have the right to irrevocably terminate or reduce in part the unused portion of the Commitment at any time and from time to time, provided that: (a) the Borrower shall give notice of each such termination or reduction as provided in Section 2.09; and (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000

     SECTION 2.14. Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Loan Documents shall be made to the Bank at the Principal Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest and Fees, as applicable and as the case may be.

     SECTION 2.15. Mandatory Prepayment. If at any time the outstanding principal amount of the Loans exceeds the Commitment, the Borrower shall immediately make a prepayment of the Loans in an amount equal to the excess.

                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES




     SECTION 3.01. Increased Cost and Reduced Return.

     (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such Governmental Authority:

           (i) shall subject the Bank to any tax, duty, or other charge with respect to any Fixed Rate Loans, the Note, or its obligation to make Fixed Rate Loans, or change the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any Fixed Rate Loans (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its Principal Office);

           (ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate ) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Bank (including the Commitment); or

           (iii) shall impose on the Bank or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement or the Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to the Bank of making, Converting into, Continuing, or maintaining any Fixed Rate Loans or to reduce any sum received or receivable by the Bank under this Agreement or the Note with respect to any Fixed Rate Loans, then the Borrower shall pay to the Bank on demand such amount or amounts as will compensate the Bank for such increased cost or reduction.

     (b) If the Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of the Bank or any corporation controlling the Bank as a consequence of the Bank's obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time upon demand the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

     (c) A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     SECTION 3.02. Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Loan :

           (a) the Bank determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate , as the case may be, for such Interest Period; or

           (b) the Bank determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of funding Eurodollar Loans or, as the case may be, for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Bank shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or to Convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

      SECTION 3.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank to make, maintain, or fund Eurodollar Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or Continue Eurodollar Loans and to Convert other Types of Loans into Eurodollar Loans shall be suspended until such time as the Bank may again make, maintain, and fund Eurodollar Loans and the Borrower shall, on the last day of the Interest Period for each outstanding Eurodollar Loan (or earlier, if required by law), either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

      SECTION 3.04. Compensation. Upon the request of the Bank, the Borrower shall pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:

           (a) any payment, prepayment or Conversion of a Fixed Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 7.02) on a date other than the last day of an Interest Period for such Loan; or

           (b) any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article IV to be satisfied) to borrow, Convert, Continue, or prepay a Fixed Rate Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include any loss, cost, or expense incurred in obtaining, liquidating, or employing deposits from third parties (including loss of margin).

     SECTION 3.05 Taxes. (a) Any and all payments by the Borrower to or for the account of the Bank hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan Document to the Bank,
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.05) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Bank, at its address referred to in Section 8.06, the original or a certified copy of a receipt evidencing payment thereof.

        (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower agrees to indemnify the Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.05) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.


                                   ARTICLE IV

                                   CONDITIONS

     SECTION 4.01. Initial Loan. The obligation of the Bank to make the initial Loan hereunder is subject to the satisfaction of the following conditions:

           (a) receipt by the Bank of the duly executed Note, complying with the provisions of Section 2.03, and such other Loan Documents as the Bank may reasonably request;

           (b) receipt by the Bank of an opinion of counsel for the Loan Parties, substantially in the form of Exhibit B and covering such additional matters as the Bank may reasonably request; and

           (c) receipt by the Bank of all documents that the Bank may request relating to the existence of the Loan Parties, the authorization for and the validity of the Loan Documents, and any other matters relevant thereto, all in form and substance satisfactory to the Bank.

     SECTION 4.02. Each Loan. The obligation of the Bank to make any Loan (including the initial Loan) is subject to the satisfaction of the following conditions precedent:

           (a) receipt by the Bank of a notice of borrowing in accordance with
      Section 2.06;

           (b) the fact that immediately after the making of such Loan, the aggregate outstanding principal amount of the Loans will not exceed the amount of the Commitment;

           (c) the fact that, immediately before and after such Loan, no Default shall have occurred and be continuing; and

           (d) the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Loan.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing that the conditions precedent specified in clauses (b), (c), and (d) of this Section have been satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank that:

     SECTION 5.01. Existence. The Borrower and each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; and (b) has the requisite power and authority and legal right to own its assets and carry on its business as now being or as proposed to be conducted. The Borrower has the power, authority, and legal right to execute, deliver, and perform its obligations under the Loan Documents.

     SECTION 5.02. Financial Statements. The Financial Statements are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly and accurately present the financial condition of the Borrower and the Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Since the effective date of the Financial Statements, no event or condition has occurred that could have a Material Adverse Effect.

     SECTION 5.03. Authorization; No Breach. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws, or other organizational documents of the Borrower or any of the Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument.

     SECTION 5.04. Litigation. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that could, if adversely determined, have a Material Adverse Effect.

     SECTION 5.05. Enforceability. This Agreement constitutes, and the other Loan Documents when executed and delivered by the Borrower shall constitute, the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by applicable Debtor Relief Laws and general principles of equity.

     SECTION 5.06. Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of any of the Loan Documents to which it is a party or for the validity or enforceability thereof.

     SECTION 5.07. Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Bank in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

                                   ARTICLE VI

                                   COVENANTS

     The Borrower agrees that, so long as the Bank has any Commitment hereunder or any amount payable under the Note remains unpaid:

     SECTION 6.01.  Information.  The Borrower shall deliver to the Bank:

           (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

           (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

           (c) at the time of delivery of the financial statements provided for in Sections 6.01(a) and(b) hereof, a certificate of an authorized financial officer of each of the Borrowers to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and that such Borrower is in compliance with the terms of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action such Borrower proposes to take with respect thereto. In addition, such officer's certificate shall demonstrate compliance of the financial covenants contained in Sections 6.02, 6.03, 6.04, and 6.05 by calculation thereof as of the end of each such fiscal period.

           (d) within the period for delivery of the annual financial statements provided in Section 6.01 (a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default (insofar as any such terms or provisions pertain to accounting matters) and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

           (e) within three (3) days after any officer of the Borrower obtains knowledge of any Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and any action that the Borrower is taking or proposes to take with respect thereto; and

           (f) from time to time such additional information regarding the financial condition or business of the Borrower and the Subsidiaries as the Bank may reasonably request.

      SECTION 6.02.  Current Ratio.
The Borrower shall maintain a ratio of Current Assets to Current Liabilities of not less than 1.0 to 1.0.

      SECTION 6.03.  Minimum Tangible Net Worth.
The Borrower shall maintain at all times Tangible Net Worth of at least $14,000,000, provided, however, on December 31, 1996 and the last day of each fiscal year thereafter such required amount shall be increased by an amount that is the greater of $2,000,000 or 50% of the net income of the Borrowers for the fiscal year then ending, with such increases to be cumulative.

      SECTION 6.04.  Maximum Funded Liabilities to Tangible Net Worth.
The Borrower shall maintain a ratio of total Funded Liabilities to Tangible Net Worth of not more than .75 to 1.0.

      SECTION 6.05. Maximum Funded Liabilities to Consolidated EBITDA Ratio The Borrower shall maintain a ratio of Funded Liabilities to Consolidated EBITDA of not more than 2.0 to 1.0 for the fiscal year ending December 31, 1996.

      SECTION 6.06. Obligations. The Borrower shall, and shall cause each of the Subsidiaries to:

           (a) preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business;

           (b) comply with the requirements of all applicable laws, rules, regulations, and orders of Governmental Authorities;

           (c) pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

           (d) maintain all of its properties owned or used in its business in good working order and condition ordinary wear and tear excepted;

           (e) permit representatives of the Bank, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants; and

           (f) maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses.


                                  ARTICLE VII

                                    DEFAULT

     SECTION 7.01. Events of Default. Each of the following shall constitute an "Event of Default":

           (a) the Borrower shall fail to pay when due any principal of or interest on any Loan, or any Loan Party shall fail to pay when due any other amount payable under any Loan Document.

           (b) any representation, warranty, certification, or statement made or deemed made by any Loan Party (or any of its officers) in any Loan Document or in any certificate, financial statement, or other document delivered pursuant thereto shall be false, misleading, or incorrect in any material respect when made or deemed made.

           (c) the Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Section 6.01 of this Agreement.

           (d) any Loan Party shall fail to perform, observe, or comply with any other covenant, agreement, or term contained in any Loan Document (other than a failure covered elsewhere in this Section 7.01) and such failure shall continue for a period of thirty (30) days after notice thereof to such Loan Party by the Bank.

           (e) any Loan Party or any Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.

           (f) any voluntary or involuntary proceeding under any Debtor Relief Law shall be commenced by or against any Loan Party or any Subsidiary or any of their respective assets, and if an involuntary proceeding is commenced, such proceeding shall not be dismissed within thirty (30) days after the commencement thereof.

           (g) any Loan Party or any Subsidiary shall fail to pay when due any principal of or interest on any indebtedness for borrowed money (other than the Note) having an outstanding principal amount greater than $250,000, whether as principal obligor, guarantor, or otherwise, or the maturity of any such indebtedness shall have been accelerated, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such indebtedness or any Person acting on behalf of such holder or holders to accelerate the maturity thereof.

           (h) any judgment or order for the payment of money in excess of $250,000 shall be rendered against any Loan Party or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

           (i) any Loan Party shall dissolve, liquidate, or terminate its legal existence or shall convey, transfer, lease, or dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets to any Person.

           (j) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Borrower; or during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

           (k) any event or condition shall occur that could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.02. Remedies. If any Event of Default shall occur and be continuing, the Bank may do any one or more of the following:

           (a) Acceleration. Declare all outstanding principal of and accrued and unpaid interest on the Note and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or other notices or formalities of any kind, all of which are hereby expressly waived by the Borrower.

           (b) Termination of Commitment. Terminate the Commitment without notice to the Borrower.

           (c) Rights. Exercise any and all rights and remedies afforded by applicable law or otherwise.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under
Section 7.01(f), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Note and all other amounts payable by the Borrower under the Loan Documents shall thereupon become immediately due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or other notices or formalities of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01. Expenses. The Borrower shall on demand pay or reimburse the Bank for paying (a) all reasonable costs and expenses of the Bank, including the fees and disbursements of counsel for the Bank (including the allocated cost of internal counsel), in connection with the administration of the Loan Documents, the preparation of any waiver or consent thereunder or any amendment thereof or any Default or alleged Default and (b) if an Event of Default occurs, all costs and expenses incurred by the Bank, including the fees and disbursements of counsel (including the allocated cost of internal counsel), in connection with such Event of Default and any collection, bankruptcy, insolvency, and other enforcement proceedings resulting therefrom.

     SECTION 8.02. INDEMNIFICATION. THE BORROWER AGREES TO INDEMNIFY THE BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS (EACH AN "INDEMNIFIED PERSON") FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES, INCLUDING ALL FEES AND DISBURSEMENTS OF COUNSEL (INCLUDING THE ALLOCATED COST OF INTERNAL
COUNSEL) (COLLECTIVELY THE "INDEMNIFIED LIABILITIES"), WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, BUT EXCLUDING ANY OF THE FOREGOING TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON. WITHOUT LIMITING ANY PROVISION OF ANY LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PERSON SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL INDEMNIFIED LIABILITIES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PERSON.

     SECTION 8.03. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Bank shall have made any demand under the Loan Documents and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

     SECTION 8.04. No Waiver; Cumulative Remedies. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

     SECTION 8.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank. The Bank may at any time and from time to time (a) grant participating interests in the

Commitment and the Loans to any Person(s), and (b) assign all or any portion of its rights and/or obligations under the Loan Documents to any Person(s); provided, that the Bank may not assign its Commitment to any Person (other than an affiliate of the Bank) without the prior written consent of the Borrower. All information provided by the Borrower to the Bank may be furnished by the Bank to its affiliates and to any actual or proposed assignee or participant.

     SECTION 8.06. Amendments. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall be effective unless the same shall be agreed or consented to in writing by the Bank and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 8.07. Notices. All notices, requests, and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof. Each such notice, request, or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Bank shall not be effective until received.

     SECTION 8.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.09. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

     SECTION 8.10. Controlling Agreement. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Loans or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, the Bank may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loans.

     SECTION 8.11. Survival. All representations and warranties made or deemed made by the Borrower in the Loan Documents shall survive the execution and delivery thereof and the making of the Loans, and no investigation by the Bank or any closing shall affect the representations and warranties by the Borrower or the right of the Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Article III and Sections 8.01 and 8.02 shall survive repayment of the Note and termination of the Commitment.

     SECTION 8.12. Governing Law. This Agreement and the Note shall be governed by and construed in accordance with, the law of the State where the Principal Office is located and the applicable laws of the United States of America. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the city where the Principal Office is located for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth underneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 8.13. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.


     SECTION 8.14. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                          BORROWERS:

                          VARSITY SPIRIT CORPORATION
                          By: /s/ John M. Nichols
                          Title: Senior Vice-President, Chief Financial Officer

                          VARSITY SPIRIT FASHIONS AND SUPPLIES, INC.
                          By: /s/ John M. Nichols
                          Title: Senior Vice-President, Chief Financial Officer

                          VARSITY/INTROPA TOURS, INC.
                          By: /s/ John M. Nichols
                          Title: Senior Vice-President, Chief Financial Officer Address for Notices:
                          2525 Horizon Lake Drive, #1
                          Memphis, TN  38133


                          Facsimile No.: 901-387-4356

                          Attention:  John Nichols


                          BANK:

                          NATIONSBANK, N.A.
                          By: /s/ John E. Ball
                          Title: Senior Vice-President

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


                                    Address for Notices:
                                    One NationsBank Plaza, 5th Floor
                                    Nashville, TN  37239



                                    Facsimile No.: 615-749-4640
                                    Attention: John E. Ball

                                                                       EXHIBIT A


                               PROMISSORY NOTE




$9,000,000                      JULY 1, 1996

     FOR VALUE RECEIVED, the undersigned, VARSITY SPIRIT CORPORATION and VARSITY SPIRIT FASHIONS AND SUPPLIES, INC., both Tennessee Corporations and VARSITY/INTROPA TOURS, INC. a Tennessee corporation (the "Borrowers"), hereby promises to pay to the order of NATIONSBANK, N.A. (the "Bank"), at the Principal Office, in lawful money of the United States of America and in immediately available funds, the principal amount of NINE MILLION AND NO/100---------------- Dollars ($9,000,000) or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Bank to the Borrower under the Credit Agreement referred to below, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     The books and records of the Bank shall be prima facie evidence of all amounts outstanding hereunder.

     This Note is the Note referred to in the Credit Agreement of even date herewith, between the Borrower and the Bank (such Credit Agreement, as the same may be amended, modified, or supplemented from time to time, being referred to herein as the "Credit Agreement"), and evidences Loans made by the Bank thereunder. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments of Loans prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

     This Note shall be governed by and construed in accordance with the laws of the State where the Principal Office is located and the applicable laws of the United States of America.

                          VARSITY SPIRIT CORPORATION
                          By: /s/ John M. Nichols
                          Title: Senior Vice-President, Chief Financial Officer

                          VARSITY SPIRIT FASHIONS AND SUPPLIES, INC.
                          By: /s/ John M. Nichols
                          Title: Senior Vice-President, Chief Financial Officer

                          VARSITY/INTROPA TOURS, INC.
                          By: /s/ John M. Nichols
                          Title: Senior Vice-President, Chief Financial Officer

                                                                       EXHIBIT B

                                   OPINION OF
                          COUNSEL FOR THE LOAN PARTIES



                                                            JULY 1, 1996

To NationsBank, N.A.
One NationsBank Plaza, 5th Floor
Nashville, TN  37239


Gentlemen:

     We have acted as counsel for VARSITY SPIRIT CORPORATION and VARSITY SPIRIT FASHIONS AND SUPPLIES, INC., both Tennessee Corporations and VARSITY/INTROPA TOURS, INC. a Tennessee corporation (the "Borrowers"), in connection with the Credit Agreement (the "Credit Agreement") dated as of July 1, 1996, between the Borrower and NationsBank, N.A. (the "Bank"). Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of the Borrower pursuant to Section 4.01(b) of the Credit Agreement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     1. Each Loan Party is duly organized, validly existing and in good standing under the laws of the State of its organization and has all corporate powers and all governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted.

     2. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party and compliance with the terms and provisions thereof do not and will not (a) violate any provision of the charter, by-laws, or other organizational documents of such Loan Party, (b) violate any applicable law, rule, or regulation, (c) violate any order, writ, injunction, or decree of any Governmental Authority or arbitral award applicable to such Loan Party, or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or require prepayment of any indebtedness pursuant to the terms of any agreement or instrument to which such Loan Party is a party or by which it is bound, or result in the creation or imposition of any lien or other encumbrance upon any property of such Loan Party pursuant to the terms of any such agreement or instrument.

     3. The Loan Documents have been duly executed and delivered by the Loan Parties, constitute the valid and binding obligations of the Loan Parties, and are enforceable against the Loan Parties in accordance with their respective terms, except as the enforceability thereof may be limited by applicable Debtor Relief Laws and general principles of equity.

     4. There is no action, suit, or proceeding pending against, or to the best of our knowledge threatened against or affecting, any Loan Party or Subsidiary before any arbitrator or Governmental Authority in which an adverse decision could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of any Loan Document.

     5. No authorization, consent, or approval of, or filing or registration with, any Governmental Authority is required for the execution, delivery, or performance by any Loan Party of the Loan Documents to which it is a party or for the validity or enforceability thereof.


                                                  Very truly yours,